Exhibit 99.6

Certain Additional Information Relating to Lender Processing Services, Inc.

The following are certain risks relating to the business of Lender Processing Services, Inc. (“LPS”). Any of the risks described herein could result in a significant adverse effect on LPS’ results of operations and financial condition.

The strength of the economy and the housing market affect demand for certain of our services.

Due to the centralized nature of our origination services title and closing operations, our origination services are typically utilized in connection with refinancing transactions. The Mortgage Bankers Association (“MBA”) estimates that the level of U.S. mortgage originations, by dollar volume, was $1.7 trillion, $1.4 trillion and $1.6 trillion in 2012, 2011 and 2010, respectively, with refinancing transactions comprising approximately 70%, 65% and 70%, respectively, of the total market in those years. The substantial refinancing activity in the last few years has been driven by a historically low interest rate environment, as well as various governmental programs aimed at providing refinancing opportunities to borrowers who may not otherwise have been able to qualify to refinance their loans. In 2013, the MBA projects that mortgage originations will decrease to $1.4 trillion, with refinancing volumes representing less than 60% of total volume, with a decrease in dollar terms from 2012 of approximately 34%. Actual mortgage origination levels have varied significantly from MBA projections in prior years. As such, in our planning process, we also consider other sources in our origination services revenue projections, which project declines in refinancing originations in 2013 ranging from 2% to 31% as compared to 2012. We believe the decrease in refinancing projections for 2013 is due to, among other things, current real estate prices, the potential for rising interest rates and tightened loan requirements, such as higher credit score and down payment requirements and additional fees. In the event of an increase in interest rates or any other factor that would likely lead to a decrease in the level of origination transactions, and the level of refinancing transactions in particular, the results of our origination services operations would be adversely affected. Further, in the event that adverse economic conditions or other factors lead to a decline in levels of home ownership and a reduction in the aggregate number of U.S. mortgage loans outstanding, our revenues from servicing technology could be adversely affected.

In contrast, a weaker economy and housing market tend to increase the volume of consumer mortgage defaults, which can favorably affect our default services operations, in which we service residential mortgage loans in default. It can also increase revenues from our Desktop solution, which is primarily used in connection with default management. As a result, our default services have historically provided a natural hedge against the volatility of the real estate origination business and its resulting impact on our origination services. However, various pieces of government legislation aimed at mitigating the current downturn in the housing market and lenders’ efforts to comply with the requirements of that legislation and the requirements of consent orders entered into by a number of large lenders during 2011 have delayed foreclosure starts and slowed the pace at which foreclosures are processed, which has adversely affected the results of our default services operations. See “Risk Factors-Participants in the mortgage industry are under increased scrutiny, and efforts by the government to reform the mortgage industry or address the troubled mortgage market and the current economic environment could affect us.” We continue to believe the size of the default services market should be significant in future years due to the substantial inventory of delinquent loans and loans in foreclosure, which should have a positive effect on our default revenues and the revenues from our Desktop solution. However, it is difficult to predict when or the speed at which these loans will make their way through the foreclosure process. If the foreclosure process continues to experience significant delays, our results of operations could be adversely affected.

Our results of operations may be affected by the nature of our relationships with our largest customers or by our customers’ relationships with the government-sponsored enterprises.

We operate in a consolidated industry and as a result, a small number of customers have accounted for a significant portion of our revenues. We expect that a limited number of customers will continue to represent a significant portion of our revenues for the foreseeable future. In 2012, our largest customer, Wells Fargo, accounted for approximately 21.2% of our consolidated revenue, and our second largest customer, JPMorgan Chase, accounted for approximately 15.4% of our consolidated revenue. Wells Fargo accounted for approximately 11.4% of the revenue from our Technology, Data and Analytics segment and approximately 26.8% of the revenue from our Transaction Services segment in 2012, and JPMorgan Chase accounted for approximately 17.8% of the revenue from our Technology, Data and Analytics segment and approximately 14.1% of the revenue from our Transaction Services segment in 2012. Our five largest customers accounted for approximately 53.0% of our consolidated revenue and approximately 41.6% and 59.5% of the revenue of our Technology, Data and Analytics and Transaction Services segments, respectively. The revenues of our five largest customers are spread across a range of services, and we protect ourselves by utilizing separate contracts for different services. However, our relationships with these and other large customers are important to our future operating results, and deterioration in any of those relationships could significantly reduce our revenues. In addition, by virtue of their significant relationships with us, these customers may be able to exert pressure on us with respect to the pricing of our services.

Our customers also have significant relationships with Fannie Mae and Freddie Mac, which are government-sponsored enterprises (“GSE”) tasked with working with financial institutions to provide liquidity to the mortgage market. They do this by purchasing loans from the lenders either for cash or in exchange for a mortgage-backed security that comprises those loans and that, for a fee, carries the GSE’s guarantee of timely payment of interest and principal. Because our customers service the loans owned by the GSEs, we provide services on many of those loans. As a result of these relationships, the GSEs have been able to implement changes to our pricing structure on certain services we provide related to default and foreclosure servicing. The GSEs or other governmental agencies may be able to exert similar pressure on the pricing of our services in the future, which could have a negative impact on our results of operations.

Participants in the mortgage industry are under intense scrutiny, and efforts by the government to reform the mortgage industry or address the troubled mortgage market and the current economic environment could affect us.

Since the beginning of the housing crisis, the mortgage industry has been under intense scrutiny by governmental authorities, judges and the news media, among others. This scrutiny has included federal and state governmental review of all aspects of the mortgage lending business, and several actions to aid the housing market and the economy in general, and to implement more rigorous standards around mortgage servicing, with particular focus on loans that are in default.

Several pieces of legislation have been enacted to address the struggling mortgage market, including the Home Affordable Refinance Program (“HARP”), a program designed to assist homeowners with an existing mortgage owned by Fannie Mae or Freddie Mac to refinance their mortgages at the current lower interest rates and obtain other refinancing benefits. On October 24, 2011, the Federal Housing Finance Agency announced a series of changes to HARP that made it easier for certain borrowers who owe more than their home is worth and who are current on their mortgage payments to obtain refinancing. While the HARP program has increased volume through our centralized settlement services operations since its inception, we are uncertain as to what degree the modified HARP program may affect our results of operations in the future.

The Home Affordable Modification Program (“HAMP”) provides mortgage loan servicers with a set of standardized qualification guidelines for loan modifications aimed at reducing borrower monthly payments to affordable levels. Through December 2012, the U.S. Treasury Department estimates that banks had worked through most of the approximately 2.2 million loans currently eligible for HAMP, and offered 2.0 million trial modifications. Of those, approximately 1.1 million became permanent. While we believe that HAMP has had an adverse effect on the processing of delinquent loans and may continue to have a negative effect in the future as additional mortgages become eligible under the program’s current criteria or if those criteria are broadened, the pace of modifications has slowed from 2010 indicating a lessened impact going forward. However, we cannot predict the ultimate impact that the government’s initiatives under HAMP or other foreclosure relief and loan modification initiatives may have, or whether the government may take additional action to address the current housing market.

New national servicing standards have been implemented that, among other things, require very specific loan modification procedures are followed and offered to the borrower before any foreclosure proceeding can be implemented. These standards have further reduced the number of loans entering the foreclosure process and have negatively impacted our default services revenue and profit, and it is unclear when or if volume will increase in the future.

The slowdown in the processing of foreclosures has also adversely impacted a number of service providers in the default industry. For example, the foreclosure trustees that manage the foreclosure process for the servicers in many states are experiencing significant delays in the timing of receiving payments for their services. In many cases, these foreclosure trustees use our services, particularly our default title and our posting and publishing services. The fees for our services are passed through to the servicers, and we do not receive payment for these services until after the trustees are paid by the servicers, which often does not occur until the foreclosure process has been completed. As foreclosure timelines have continued to extend for longer periods, we have become uncertain of the trustees’ ultimate ability to pay these fees and have increased our allowance for doubtful accounts. Continued delays in the foreclosure process and the timing of payments for these services could result in additional increases to our allowance for doubtful accounts or in the accounts becoming uncollectable.

The current environment has also led to an increased legislative and regulatory focus on consumer protection practices. As a result, federal and state governments have enacted various new laws, rules and regulations. One example is the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was signed into law in July 2010. The Dodd-Frank Act contains broad changes for many sectors of the financial services and lending industries. Among other things, the Dodd-Frank Act includes new requirements for appraisals and appraisal management companies, including a requirement that appraisal fees be “customary and reasonable.” As a result, we have experienced compression in our margins on our appraisal services because our customer contracts are at fixed prices, but the amount our appraisal management company must pay to the independent appraisers with whom it contracts has increased. It is difficult to predict the final form that regulations or other rule-makings to implement other requirements of the Dodd-Frank Act may take, what additional legislative or regulatory changes may be approved in the future, or whether those changes may require us to change our business practices, incur increased costs of compliance or adversely affect our results of operations.

In reaction to slow growth in the economy, the Federal Reserve has kept interest rates at historical lows for the past few years. Our centralized settlement services business has benefited from this policy as many homeowners have taken advantage of the low interest rates to refinance their mortgage and reduce their interest costs. It is unclear whether the pool of homeowners who would qualify for and benefit from a refinancing in 2013 remains as large as in 2012. Further, if interest rates increase to more traditional levels it could have a material impact on the volume of loans being refinanced and therefore have a material impact on our centralized settlement services revenue and profits.

Additional state and federal government actions directed at housing and mortgage industry are likely to occur some of which could negatively impact our revenue and profits in the future.

We may incur additional costs and expenses due to investigations or other actions relating to default procedures.

As described in note 14 to our consolidated financial statements titled “Commitments and Contingencies,” we have incurred substantial costs associated with our recent settlement of a number of inquiries made by governmental agencies and claims made by civil litigants concerning various current and past business practices in our default operations, and we are continuing to litigate a complaint filed by the State of Nevada with respect to these matters. In addition, in April 2011, we entered into a consent order with various banking agencies pursuant to which we agreed, among other things, to engage an independent third party to conduct a risk assessment and review of our default management businesses and the document execution services we provided to servicers from January 1, 2008 through December 31, 2010. Our accrual for legal and regulatory matters that are probable and estimable is $223.1 million as of December 31, 2012, and includes costs associated with recently settled matters, as well as estimated costs of settlement, damages and associated legal fees applicable to certain pending litigation and regulatory matters, and assumes no third party recoveries. There can be no assurance that we will not incur additional costs and expenses that would be material, including but not limited to fines or penalties and legal costs, or be subject to other remedies, as a result of regulatory, legislative or administrative investigations or actions relating to default procedures or civil litigation.

If we fail to adapt our services to changes in technology or in the marketplace, or if our ongoing efforts to upgrade our technology are not successful, we could lose customers and have difficulty attracting new customers for our services.

The markets for our services are characterized by constant technological changes, frequent introductions of new services and evolving industry standards. Our future success will be significantly affected by our ability to maintain sufficient liquidity to enhance our current services, and develop and introduce new services that address the increasingly sophisticated needs of our customers and their customers. These initiatives carry the risks associated with any new service development effort, including cost overruns, delays in delivery and performance issues. There can be no assurance that we will be successful in developing, marketing and selling new services that meet these changing demands, that we will not experience difficulties that could delay or prevent the successful development, introduction, and marketing of these services, or that our new services and their enhancements will adequately meet the demands of the marketplace and achieve market acceptance.

We operate in a competitive business environment, and if we are unable to compete effectively our results of operations and financial condition may be adversely affected.

The markets for our services are intensely competitive. Our competitors vary in size and in the scope and breadth of the services they offer. We compete for existing and new customers against both third parties and the in-house capabilities of our customers. Some of our competitors have substantial resources. In addition, we expect that the markets in which we compete will continue to attract new competitors and new technologies. There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressures we face in the markets in which we operate will not adversely affect our business, financial condition and results of operations.

Recently, several new entrants in the mortgage industry have been aggressively acquiring mortgage servicing rights from large national lenders. These new entrants primarily use affiliated service providers rather than third parties such as us. Although we believe we compete favorably against these affiliates, to the extent this trend continues it could adversely affect our results.

Further, because many of our larger potential customers have historically developed their key processing applications in-house and therefore view their system requirements from a make-versus-buy perspective, we often compete against our potential customers’ in-house capacities. As a result, gaining new customers in our mortgage processing business can be difficult. For banks and other potential customers, switching from an internally designed system to an outside vendor, or from one vendor of mortgage processing services to a new vendor, is a significant undertaking. Many potential customers worry about potential disadvantages such as loss of accustomed functionality, increased costs and business disruption. As a result, potential customers often resist change. There can be no assurance that our strategies for overcoming potential customers’ reluctance to change will be successful, and this resistance may adversely affect our growth.

Security breaches or our own failure to comply with privacy regulations imposed on providers of services to financial institutions could harm our business by disrupting our delivery of services and damaging our reputation.

As part of our business, we electronically receive, process, store and transmit sensitive business information of our customers. In addition, we collect personal consumer data, such as names and addresses, social security numbers, driver’s license numbers and payment history records. Unauthorized access to our computer systems or databases could result in the theft or publication of confidential information or the deletion or modification of records or could otherwise cause interruptions in our operations. These concerns about security are increased when we transmit information over the Internet.

Additionally, as a provider of services to financial institutions, we are bound by the same limitations on disclosure of the information we receive from our customers as apply to the financial institutions themselves. If we fail to comply with these regulations, we could be exposed to suits for breach of contract or to governmental proceedings. In addition, if more restrictive privacy laws or rules are adopted in the future on the federal or state level, that could have an adverse impact on us. Any inability to prevent security or privacy breaches could cause our existing customers to lose confidence in our systems and terminate their agreements with us, and could inhibit our ability to attract new customers.

If our applications or services are found to infringe the proprietary rights of others, we may be required to change our business practices and may also become subject to significant costs and monetary penalties.

As our information technology applications and services develop, we may become increasingly subject to infringement claims. Any claims, whether with or without merit, could:

•	be expensive and time-consuming to defend;

•	cause us to cease making, licensing or using applications that incorporate the challenged intellectual property;

•	require us to redesign our applications, if feasible;

•	divert management’s attention and resources; and

•	require us to enter into royalty or licensing agreements in order to obtain the right to use necessary technologies.

If we are unable to successfully consummate and integrate acquisitions, our results of operations may be adversely affected.

One of our strategies to grow our business is to opportunistically acquire complementary businesses and services. This strategy will depend on our ability to find suitable acquisitions and finance them on acceptable terms. We may require additional debt or equity financing for future acquisitions, and doing so will be made more difficult by our substantial debt. If we are unable to acquire suitable acquisition candidates, we may experience slower growth. Further, even if we successfully complete acquisitions, we will face challenges in integrating any acquired business. These challenges include eliminating redundant operations, facilities and systems, coordinating management and personnel, retaining key employees, managing different corporate cultures, and achieving cost reductions and cross-selling opportunities. Additionally, the acquisition and integration processes may disrupt our business and divert our resources.

We have substantial investments in recorded goodwill as a result of prior acquisitions, and an economic downturn or troubled mortgage market could cause these investments to become impaired, requiring write-downs that would reduce our operating income.

Goodwill was approximately $1,109.3 million, or approximately 45% of our total assets, as of December 31, 2012. Current accounting rules require that goodwill be assessed for impairment at least annually or whenever changes in circumstances indicate that the carrying amount may not be recoverable from estimated future cash flows. Factors that may indicate the carrying value of our intangible assets, including goodwill, may not be recoverable include, but are not limited to, significant underperformance relative to historical or projected future operating results, a significant decline in our stock price and market capitalization, and negative industry or economic trends.

The results of our 2012 annual assessment of the recoverability of goodwill indicated that the fair value of each of our reporting units was substantially in excess of their carrying value. As of December 31, 2012, the fair value of our Data and Analytics reporting unit, which includes goodwill of $104.7 million, or approximately 9% of our consolidated goodwill balance, exceeded its carrying value by 16% and represented the reporting unit with the least amount of excess fair value. During 2012 and 2011, we made considerable investments in our Data and Analytics reporting unit that are expected to result in revenue growth and incremental profitability. The valuation model that is used to estimate the fair value of this reporting unit contemplates certain assumptions made by management about the timing and volume of incremental business resulting from our investments. If actual results are not consistent with our assumptions, we may be required to record goodwill impairment charges in the future.

We have a long sales cycle for many of our technology solutions and if we fail to close sales after expending significant time and resources to do so, our business, financial condition, and results of operations may be adversely affected.

The implementation of many of our technology solutions often involves significant capital commitments by our customers, particularly those with smaller operational scale. Potential customers generally commit significant resources to an evaluation of available technology solutions and require us to expend substantial time, effort and money educating them as to the value of our technology solutions and services. We incur substantial costs in order to obtain each new customer. We may expend significant funds and management resources during the sales cycle and ultimately fail to close the sale. Our sales cycle may be extended due to our customers’ budgetary constraints or for other reasons. If we are unsuccessful in closing sales after expending significant funds and management resources or if we experience delays, it could have a material adverse effect on our business, financial condition and results of operations.

We may experience defects, development delays, installation difficulties and system failures with respect to our technology solutions, which would harm our business and reputation and expose us to potential liability.

Many of our services are based on sophisticated software and computing systems, and we may encounter delays when developing new technology solutions and services. Further, the technology solutions underlying our services have occasionally contained and may in the future contain undetected errors or defects when first introduced or when new versions are released. In addition, we may experience difficulties in installing or integrating our technologies on platforms used by our customers. Finally, our systems and operations could be exposed to damage or interruption from fire, natural disaster, power loss, telecommunications failure, unauthorized entry and computer viruses. Defects in our technology solutions, errors or delays in the processing of electronic transactions, or other difficulties could result in:

•	interruption of business operations;

•	delay in market acceptance;

•	additional development and remediation costs;

•	diversion of technical and other resources;

•	loss of customers;

•	negative publicity; or

•	exposure to liability claims.

Any one or more of the foregoing occurrences could have a material adverse effect on our business, financial condition and results of operations. Although we attempt to limit our potential liability through disclaimers and limitation-of-liability provisions in our license and customer agreements, we cannot be certain that these measures will be successful in limiting our liability.

We have substantial indebtedness, which could have a negative impact on our financing options and liquidity position.

We have approximately $1,068.1 million of total debt outstanding, consisting of (i) a senior secured credit agreement including a $400 million Revolving Credit Facility under which $398.1 million was available as of December 31, 2012 and a $535 million Term Loan A under which $468.1 million was outstanding at December 31, 2012, and (ii) $600 million of senior unsecured notes outstanding at December 31, 2012. We also have other contractual commitments and contingent obligations.

This high level of debt could have important consequences to us, including the following:

•	this debt level makes us more vulnerable to economic downturns and adverse developments in our business, may cause us to have difficulty borrowing money in the future in excess of amounts available under our credit facility for working capital, capital expenditures, acquisitions or other purposes and may limit our ability to pursue other business opportunities and implement certain business strategies;

•	we will need to use a large portion of the money we earn to pay principal and interest on our debt, which will reduce the amount of money available to finance operations, acquisitions and other business activities and pay stockholder dividends;

•	approximately $143.1 million of the debt currently bears interest at a floating rate, which exposes us to the risk of increased interest rates (for example, a one percent increase in interest rates would result in a $1.0 million increase in our annual interest expense for every $100 million of floating rate debt we incur, which may make it more difficult for us to service our debt);

•	while we have entered into various agreements limiting our exposure to higher interest rates and may enter into additional similar agreements in the future, any such agreements may not offer complete protection from this risk, and we remain subject to the risk that one or more of the counterparties to these agreements may fail to satisfy their obligations under such agreements; and

•	we have a higher level of debt than certain of our competitors, which may cause a competitive disadvantage and may reduce flexibility in responding to changing business and economic conditions, including increased competition.

Despite our substantial indebtedness, we may be able to incur additional debt in the future. The terms of our credit facilities and the indenture governing the notes allow us to incur substantial amounts of additional debt, subject to certain limitations. If new debt is added to our current debt levels, the related risks we could face would be magnified.

Our financing arrangements subject us to various restrictions that could limit our operating flexibility.

The agreements governing our credit facilities and the indenture governing the notes each impose operating and financial restrictions on our activities. These restrictions include compliance with, or maintenance of, certain financial tests and ratios, including a minimum interest coverage ratio and maximum leverage ratio, and limit or prohibit our ability to, among other things:

•	create, incur or assume any additional debt and issue preferred stock;

•	create, incur or assume certain liens;

•	redeem and/or prepay certain subordinated debt we might issue in the future;

•	pay dividends on our stock or repurchase stock;

•	make certain investments and acquisitions;

•	enter into or permit to exist contractual limits on the ability of our subsidiaries to pay dividends to us;

•	enter new lines of business;

•	engage in consolidations, mergers and acquisitions;

•	engage in specified sales of assets; and

•	enter into transactions with affiliates.

These restrictions on our ability to operate our business could harm our business by, among other things, limiting our ability to take advantage of financing, merger and acquisition and other corporate opportunities.